Exhibit 10.6

AGREEMENT TO TERMINATE STANDBY PURCHASE AGREEMENT

This Agreement to Terminate Standby Purchase Agreement, dated as of February 4, 2010 (this “Agreement”), is made by and between ICO Global Communications (Holdings) Limited, a Delaware corporation (the “Company”) and Harbinger Capital Partners Master Fund I, Ltd., an exempted company formed in the Cayman Islands (“Harbinger”).

RECITALS

WHEREAS, Harbinger and the Company are parties to that certain Standby Purchase Agreement, dated as of January 29, 2010, attached hereto as Exhibit A (the “Standby Purchase Agreement”) pursuant to which Harbinger has agreed to purchase from the Company, and the Company has agreed to sell to Harbinger, a pro rata portion of New Shares (as defined in the Standby Purchase Agreement) subject to a maximum commitment of $4,250,000.00 on the terms and conditions set forth therein;

WHEREAS, MARINER LDC, Caspian Capital Partners, L.P. and Caspian Select Credit Master Fund, Ltd. (collectively, “Caspian”) have collectively proposed to enter into a standby purchase agreement with the Company pursuant to which Caspian will agree to purchase from the Company, and the Company will agree to sell to Caspian, a pro rata portion of the New Shares subject to a maximum commitment of $2,125,000 (the “Caspian Agreement”)

WHEREAS, Knighthead Master Fund, L.P. (“Knighthead”) has proposed to enter into a standby purchase agreement with the Company pursuant to which Knighthead will agree to purchase from the Company, and the Company will agree to sell to Knighthead, a pro rata portion of the New Shares subject to a maximum commitment of $2,125,000 (the “Knighthead Agreement”); and

WHEREAS, contingent upon the execution of the Caspian Agreement and Knighthead Agreement, Harbinger and the Company have agreed to terminate the Standby Purchase Agreement pursuant to Section 9(a)(i) thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is mutually agreed, and intending to be legally bound, the Company and Harbinger covenant and agree as follows:

1. Termination and Mutual Release. Effective upon the execution of the Caspian Agreement and Knighthead Agreement, and notwithstanding anything contained in the Standby Purchase Agreement:

(a) Except for subsections (b) through (h) of Section 11 of the Standby Purchase Agreement (Miscellaneous) which shall survive termination hereof, the Standby Purchase Agreement shall terminate and be deemed null and void and of no further force and effect, and neither the Company nor Harbinger shall have any further obligations or liabilities to one another on account of the Standby Purchase Agreement;

(b) Harbinger, for itself and the Standby Indemnified Persons (as defined in the Standby Purchase Agreement), agrees that the Company is released and discharged from any and all claims, demands, obligations, liabilities, duties, rights of action and further performance of all duties, liabilities and obligations, which the Company owes, or may owe, to Harbinger, howsoever arising under the Standby Purchase Agreement (including, but not limited, pursuant to Section 10 of the Standby Purchase Agreement) and whether arising prior to, on or after the consummation of the Standby Purchase Agreement, and, to the extent that any such claims, demands, liabilities, duties, rights of action or further performance of duties, liabilities and obligations do arise, or may arise, these are hereby waived for all purposes by Harbinger and the Standby Indemnified Persons; and

(c) The Company, for itself and the Company Indemnified Persons (as defined in the Standby Purchase Agreement), agrees that Harbinger is released and discharged from any and all claims, demands, obligations, liabilities, duties, rights of action and further performance of all duties, liabilities and obligations, which Harbinger owes, or may owe, to the Company, howsoever arising under the Standby Purchase Agreement (including, but not limited, pursuant to Section 10 of the Standby Purchase Agreement) and whether arising prior to, on or after the consummation of the Standby Purchase Agreement, and, to the extent that any such claims, demands, liabilities, duties, rights of action or further performance of duties, liabilities and obligations do arise, or may arise, these are hereby waived for all purposes by the Company and the Company Indemnified Persons.

2. Non-Disparagement. Each of Harbinger and the Company agrees not to make any public statement regarding or in any way in connection with the Standby Purchase Agreement or the transaction contemplated thereby that (i) disparages or damages the business or reputation of the other party or (ii) implies that the termination of the Standby Purchase Agreement is in any way associated with the Company or the Rights Offering (as defined in the Standby Purchase Agreement). Nothing in this Section 2 shall undermine the obligation of either party to respond accurately and fully to any request for information as required by legal process, and each party agrees to give the other party prompt notice of any such process.

3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, may not be modified or amended except by a writing signed by the parties hereto, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

COMPANY:

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:	/s/ Benjamin G. Wolff
Name:	Benjamin G. Wolff
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners LLC Its Investment Manager

By:	/s/ Robin Roger
Name:	Robin Roger
Title:	General Counsel

Exhibit A

Standby Purchase Agreement